AMENDMENT NO. 2
TO
INVESTMENT SUB-ADVISORY AGREEMENT

       THIS AMENDMENT NO. 1 TO INVESTMENT SUB-ADVISORY
AGREEMENT (the Amendment) is dated as of September 16, 2013, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY
(VALIC), a Texas Corporation,  and J.P. MORGAN INVESTMENT
MANAGEMENT INC. (the Sub-Adviser).


	RECITALS

       WHEREAS, VALIC and VALIC Company I (VC I) entered into an
Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

       WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated October 1, 2011 with respect to the Covered Funds (the Agreement); and

       WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the addition of the Growth & Income Fund as a Covered Fund.

       NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.	Schedule A Amendment. Schedule A to the Agreement is hereby
amended to reflect that the Sub-Adviser will manage the assets of the Growth & Income Fund and shall be compensated on those assets managed, in accordance with Section 3 of the Agreement, at the fee rate reflected in Schedule A attached hereto.

2.	Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.  Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

       IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written.


THE VARIABLE ANNUITY LIFE			J.P. MORGAN
INVESTMENT
INSURANCE COMPANY
	MANAGEMENT INC.


By:   	/s/ Kurt W. Bernlohr				By:	/s/ Ana
Brands

Name:  	Kurt W. Bernlohr					Name:	 Ana
Brands

Title:	Senior Vice President				Title:	Vice
President


SCHEDULE A
COVERED FUND(S)

Effective September 16, 2013

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

       		Covered Fund					Fee

Emerging Economies Fund
0.50% on the first $150 million;
0.45% on the next $150 million; and
0.40% on assets over $300 million

Government Securities Fund
0.25% on the first $75 million;
0.20% on the next $75 million;
0.15% on the next $100 million; and
0.10% on assets over $250 million

Growth & Income Fund
0.25% on the first $500 million; and
0.225% on assets over $500 million







P:\VALIC Board Meetings\2013\08.05-06.2013\15c JPMIM - VC I Growth & Income Fund\JPMIM - Amend 2 to Subadvisory
Agmt (draft 6-21-13).doc